AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2001.

                                                     REGISTRATION NO. 333-______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                ----------------

                                   FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                ----------------

                                 Forefront, Inc.
                                 ---------------
                 (Name of small business issuer in its charter)


          NEVADA                        7373                       98-0199128
----------------------------       ----------------            ----------------
(State or other jurisdiction      (Primary Standard            (I.R.S. Employer
    of incorporation or        Industrial Classification        Identification
      organization)                  Code Number)                    Number)

                          1413 Howard Avenue, Suite 104
                                Tampa, FL  33606
                                 (813)-253-2267
          (Address and telephone number of principal executive offices)

                          1413 Howard Avenue, Suite 104
                                Tampa, FL  33606
                                 (813)-253-2267
          (Address and telephone number of principal place of business)

                            Santu Rohatgi, President
                          1413 Howard Avenue, Suite 104
                                Tampa, FL  33606
                                 (813)-253-2267
            (Name, address and telephone number of agent for service)

                                ----------------
                Approximate date of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.
                                ----------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                                                 CALCULATION OF REGISTRATION FEE

------------------------  ------------------------  ----------------------------  ---------------------------  -------------------
TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM             PROPOSED MAXIMUM             AMOUNT OF
SHARES TO BE REGISTERED   AMOUNT TO BE REGISTERED   OFFERING PRICE PER SHARE(1)   AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(1)
------------------------  ------------------------  ----------------------------  ---------------------------  -------------------
Common Stock,             Shares of Common          $                       .14   $                 6,992,736  $           $1,680
 .001 par value                Stock (2)
                             48,971,926
------------------------  ------------------------  ----------------------------  ----------------------------  ------------------

                    _________________________________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the closing bid price and the closing ask price reported by the Nasdaq OTC Bulletin Board for the Company's Common Stock as of May 28, 2001. The Company previously paid the sum of $3,073 as a filing fee for a Registration Statement previously filed and withdrawn and hereby applies the prior paid fee towards the filing fee due hereunder.

(2) Includes an estimated 43,478,260 shares issuable in connection with a $10,000,000 agreement with Spinneret Financial Services, Ltd., presented by May Davis Group, Inc. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%. See "The May Davis Transaction," and "Selling Shareholders."

(3) Includes 164,600 shares issued to certain selling shareholders in the past, as follows: 25,000 shares each of Anthony Agentowicz, John Solleder, and Bruce M. Goldfarb, and 20,000 shares of Trevor Michael, and 69,600 shares of Rising Solutions, Inc. See "The May Davis Transaction," and "Selling Shareholders."

(4) Includes a total of 3,500,000 shares, issuable in connection with a $250,000 Debenture loan to the Company on or about this date, upon a conversion of the Debenture, to Rance Merkel, Michael Woelfel, Connie Benesch, Cynthia Wilson, Gerald Holland, and Maryellen Misiak. See "The May Davis Transaction," and "Selling Shareholders."

(5) Includes a total a total of 1,041,664 shares issuable under warrants held by certain of the selling shareholders, as follows: 8,333 shares each by Robert Farrell, Joseph W. Donohue, Jr., Mark Angelo, and Hunter Singer, the May Davis Group, Inc., and Trans-Global Capital Holdings, Ltd. and 166,666 shares of Trans-Global Capital Holdings, Ltd. ("Trans-Global"); and a total of 1,142,857 shares issued to them, as follows: 187,810 shares to each of Messrs. Farrell, Donohue, Angelo, Singer, and a Mr. Owen May, 4,000 shares of James Gonzales, 12,000 shares of Kenneth G. Merkel, III, and
     187,810 shares of Trans-Global. See "The May Davis Transaction," and "Selling Shareholders."

(6)  Includes 787,402 shares issued to Mark D. Gray. See "Selling Shareholders."

                     -------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 30, 2001.
                                   PROSPECTUS
                                 FOREFRONT, INC.
                             SHARES OF COMMON STOCK

This prospectus relates to the offering, by certain persons who are shareholders or may become shareholders, of a total of shares of common stock pursuant to this prospectus, consisting of the following:

An estimated 43,478,260 shares is issuable in connection with a $10,000,000 equity credit line agreement with Spinneret Financial Services, Ltd., ("Spinneret Financial Services, Ltd."), presented by May Davis Group, Inc. ("May Davis"). The number of shares is an estimate and will fluctuate depending upon our trading price applicable as to any purchase by Spinneret Financial Services, Ltd. in the future. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%. At such time as Spinneret Financial Services, Ltd. purchases $10,000,000 of our common stock, we, in our discretion, may elect to enter into a second substantially identical $10,000,000 common equity credit line agreement. Any shares as to a second common equity credit line agreement are not included in this offering. 164,600 shares were issued in the past to certain selling shareholders, who were given registration rights, as follows: 25,000 shares each to Anthony Agentowicz, John Solleder, and Bruce M. Goldfarb, and 20,000 shares to Trevor Michael, and 69,600 shares to Rising Solutions, Inc. A total of shares issuable in connection with a $250,000 Debenture loan to the Company on or about this date are also included as shares which may be sold by selling shareholders, upon conversion of the Debenture by Rance Merkel, Michael Woelfel, Connie Benesch, Cynthia Wilson, Gerald Holland, and Maryellen Misiak. A total of 1,041,664 shares issuable under warrants held by certain of the selling shareholders, as follows: 8,333 shares each by Robert Farrell, Joseph W. Donohue, Jr., Mark Angelo, Hunter Singer, and the May Davis Group, and Trans-Global Capital Holdings, Ltd. ("Trans-Global"); 166,666 shares each by Robert Farrell, Joseph W. Donohue, Jr., Mark Angelo, Hunter Singer, and the May Davis Group, and Trans-Global Capital Holdings, Ltd. ("Trans-Global"); and a total of 1,142,860 shares issued to them, as follows: 187,810 shares to each of Messrs. Farrell, Donohue, Angelo, Singer, and a Mr. Owen May, 4,000 shares of James Gonzales, 12,000 shares of Kenneth G. Merkel, III, and 187,810 shares of Trans-Global. The Company is providing a total of 787,402 shares to Mark E. Gray. See "The May Davis Transaction," and "Selling Shareholders," and "Certain Transactions."


We will not receive any proceeds from the sale of any of these shares. However, we may receive approximately $10,822,914 in proceeds under our agreements and warrants with May Davis and certain of the other selling shareholders, as in the case of proceeds from the exercise of the warrants. Our common stock is quoted on the Nasdaq Bulletin Board under the symbol "FOFR." On May 28 , 2001, the last reported sales price of our common stock was $.14 per share. The selling shareholders may sell their shares in one or more transactions on the Nasdaq Bulletin Board or on any exchange on which our common stock may be listed. They may also sell in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The selling shareholders may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling shareholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). May Davis is an "underwriter" within the meaning of the Securities Act of 1933. We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders on account of their sales of the shares from time to time. We will indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."


PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH ANY DECISION TO PURCHASE SHARES IN THIS OFFERING.

YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.
NEITHER THE U. S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS ________, 2001.

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
                                                                          Number
                                                                          ------
FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . .5
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
PRICE RANGE OF OUR COMMON STOCK . . . . . . . . . . . . . . . . . . . . . 10
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
THE MAY DAVIS TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . 12
PLAN OF OPERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
PRINICIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . 23
SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .25
CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .26
DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . 27
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .28
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . 29
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . F-1

                           FORWARD LOOKING STATEMENTS
                           --------------------------

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, business development plans, strategies, expectations regarding competition and market acceptance of our products and services. Forward-looking statements typically are identified by use of terms like "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including our substantial operating losses, availability of capital resources, ability to compete effectively, economic conditions, unanticipated difficulties in development of products and services, ability to gain market acceptance and market share, ability to manage growth, dependence on third party content providers and dependence on our key personnel. You should also consider carefully the risks described in this prospectus or detailed from time to time in our filings with the Securities and Exchange Commission. See "Risk Factors."

                                  RISK FACTORS
                                  ------------


An investment in our securities is considered speculative and risky. We can't promise any outcome. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following paragraphs which explain risk factors, as well as the other information we have in this prospectus. As used in this prospectus, the terms "we," "us," "our," "the Company" and "Forefront" mean Forefront, Inc., with consideration of the business of our subsidiary (unless the context indicates a different meaning) and the term "common stock" means Forefront, Inc.'s common stock, $.001 par value per share.


WE  HAVE  ONLY  A  LIMITED  OPERATING  HISTORY  WITH OUR CURRENT BUSINESS MODEL

Our company was formed in July, 1998, and is considered a development-stage company. Our core business is focused on the research and development of new Web-based technologies. We therefore have only a limited operating history under our current business plan for you to evaluate our business. You must consider the risks, expenses and uncertainties that a technology company with new web-based concepts like ours faces. These risks include our ability to successfully: enter the still new web-based market; recognize sales and revenues, while currently there are no material revenues ; meet our working capital needs; and otherwise become a profitable company. If we are unsuccessful in addressing these risks, our business could be materially damaged.

WE  HAVE  A HISTORY OF OPERATING LOSSES, ACCUMULATED DEFICITS AND LIMITED FUNDS.

We have a history of operating losses and expect to continue to incur operating losses for the foreseeable future as we continue to invest in our plans. Our current financial resources are limited and will be utilized for execution and expansion of our business plan. Our ability to execute our plans will depend on our ability to obtain additional financing and achieve a profitable level of operations. There is no assurance that such financing will be obtained. Nor can we give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable. Our operations are subject to all of the risks inherent in completion of new web-based concept and then successful implementation of the concept to the market. We have limited financial resources and are subject to the problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing a new business including, without limitation, market acceptance of our products, regulatory requirements, unanticipated expenses and competition. We don't know if our business will be successful.

WE  NEED  ADDITIONAL  FINANCING  FOR  GROWTH.

We may not be able to obtain additional capital or generate sufficient revenues to fund our plans. The growth of our business will require investment on a continuing basis to finance capital expenditures and related expenses for web applications, technology development, labor, consultants, equipment, licenses and related agreements, marketing and other expenses. Our future capital requirements will depend upon a number of factors, many of which are not within our control, including research costs, working capital costs, marketing expenses, and competitive conditions. Although we have recently signed agreements for additional capital, we regularly pursue additional financing sources, but we may not be able to raise such capital or such capital may not be sufficient.

GOVERNMENT  REGULATION  AFFECTS  OUR  BUSINESS.

The laws and regulations applicable to the Internet will directly impact us because our products and services are heavily dependent on use of the Internet. These laws and regulations are still evolving and unclear and have the potential of damaging Forefront's business though we are not aware of any specific laws or any that are pending that will have a negative impact. However, any laws pertaining to the Internet, if enacted, could potentially have a negative impact on the marketplace for Forefront's products and services due to either an impact on the Internet audience or an impact on the clients who use Forefront's products and services to convey their video images through the Internet to an audience or otherwise.

WE  MUST  ESTABLISH  AND  MAINTAIN  OUR  TRADE  NAME.

We must establish our name, primarily through successful marketing, as an accepted company supplying at least one, and hopefully more, web-based products, and maintain such trade name or brand awareness. For us to be successful in establishing our brand, the Internet market, including consumers and Internet service providers, must perceive us as offering quality, technologically advanced, cost-effective products. Our business could be materially adversely affected if our marketing efforts are not productive, or if we cannot create and maintain our trade name or brand awareness.

OUR  FINANCIAL  RESULTS  MAY  FLUCTUATE  SIGNIFICANTLY.

Our operating results, including on a quarterly basis, may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include: the demand for our product and services as currently contemplated and as developed or marketed in the future; our expense for research, development and as we pursue our plans; the timing and amount of advertising and license revenues; the amount and timing of capital expenditures and other costs related to operations; the introduction of new products by us or our competitors; pricing changes in the industry; new government regulations that affect web-based internet companies; general economic conditions; and possible seasonality, price and cost factors affecting the promotion of our products. Due to all of these and possibly other factors, our operating results may fall below market expectations. If this happens, the trading price of our common stock would likely decline, perhaps significantly.

WE  FACE  INTENSE  COMPETITION.

The Company is in direct competition with established companies in the same market. The primary competitors are other Internet advertising technology companies and other advertising mediums. Additionally, other companies not presently in competition with the business of the Company may enter the market targeted by the Company. The Company can anticipate competition in its efforts to establish itself in targeted markets and to expand into new markets. There can be no assurance that the Company will be able to compete successfully with existing or new competitors, some of which may possess more financial resources and name recognition than the surviving entity. Any pricing pressures, reduced margins or inability to obtain market share or even loss of market share resulting from our failure to compete effectively would materially adversely affect our business, financial condition and operating results.

NO MATERIAL REVENUES AND REVENUES DERIVED FROM VENTURES MAY NOT GENERATE CASH FLOWS.

We have no material revenues and we expect to derive a portion, aside from sales, of our future revenues from potential strategic license agreements, and joint venture or partnership or other agreements. These agreements, if any, may not generate cash flow.

WE WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL IN HIGH DEMAND.

We depend on the services of our senior management. Our success is largely dependent on our ability to hire highly qualified managerial personnel both knowledgeable about internet technology and the operations of a public company. These individuals are in high demand and we may not be able to attract the staff we need. In addition, the loss of the services of any of our senior management could have a material adverse effect on our business, financial condition and operating results.

OUR VENTURES MAY STRAIN OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES AND MAY BE DISRUPTIVE TO OUR BUSINESS.

We are trying to establish ventures with complementary businesses for the utilization of technologies, services and products and intend to continue these efforts in the future; however, we may be unable to integrate or implement these joint ventures or alliances effectively. Difficulties in this process could disrupt our ongoing business, distract our management and employees, increase our expenses and otherwise adversely affect our business.

FINANCING  FOR  VENTURES  MAY  NOT  BE  AVAILABLE.

We do not know if we will be able to identify any future joint or other ventures, acquisitions or alliances or if we will be able to successfully finance these transactions. To finance these transactions, it may be necessary for us to raise additional funds through public or private financings, which may not be available on acceptable terms, if at all. A failure to identify or finance future transactions may impair our growth.

THE  COMPANY  DOES  NOT  HAVE  PRODUCT  LIABILITY  INSURANCE.

The Company has not acquired liability insurance with respect to provision of its products and services. Without insurance to cover damages resulting from liability claims stemming from our products or services, the Company must shoulder any award of damages against it which could significantly affect its business operations if the award is substantial. Although we do not now carry product liability insurance we do intend obtain such coverage once sales commence. Once product liability insurance does come into effect, such coverage may not cover all potential claims or may not be adequate to completely cover costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and operating results.

WE  DEPEND  ON  OTHERS  BEYOND  OUR  CONTROL.

Like many businesses, we currently depend on others beyond our control, as well as those we engage or contract with in the future. Consultants, research testing organizations, distributors, and licensees, for example, may act or fail to act in a way that directly or indirectly damages our business. Our success depends significantly on our ability to create and maintain our relationships. Some of our agreements may be short-term and non-exclusive.
These  factors  could  be  materially  adverse  to  our  business.

OUR  STOCK  PRICE  IS  SUBJECT  TO  MARKET  VOLATILITY.

The stock market experiences volatility that affects the market prices of equity securities of technology companies generally. This volatility includes rapid and significant decreases or increases in the trading prices of certain companies that do not bear any reasonable relationship to operating performance of such companies. These fluctuations may materially affect the trading price of our common stock. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Litigation could result with substantial costs and the diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

OUR  STOCK  PRICE  IS  HIGHLY  VOLATILE  AND  COULD  DROP  UNEXPECTEDLY.

The average daily trading volume for our common stock fluctuates significantly and as a result of this and other factors, the price at which our common stock trades is highly volatile and may fluctuate substantially for the foreseeable future. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

OUR  PRESENT  MANAGEMENT  HAS  THE  VOTING  POWER  TO  CONTROL  OUR  AFFAIRS.

As of the date of this prospectus, our officers and directors own approximately 8% of our outstanding common stock. Consequently, these individuals may not be in a position to influence the election of a majority of our Directors and to exercise control over our affairs generally.

SPECIAL VOTING POWERS OF CLASS A PREFERRED STOCK OF THE COMPANY HELD BY CERTAIN PERSONS DILUTE THE VOTING POWER OF OTHER STOCKHOLDERS OF THE COMPANY.

The Class A Preferred Stock issued to Wyly Wade and Mark Gray has special voting powers that dilute the voting power of other stockholders of the Company. They are able to determine the outcome of any vote in respect of all key decisions affecting the Company, and they could exercise poor business judgment or put their interests ahead of those of the shareholders generally.

CERTAIN PERSONS CONTROL THE ISSUANCE OF PREFERRED STOCK THEREBY PREVENTING A CHANGE IN CONTROL OF THE COMPANY.

Preferred shares may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of Forefront may determine by resolution. The Board of Directors of Forefront has issued Class A Preferred Stock with dilutive or voting preferences to delay, defer or prevent a change in control of the Surviving Corporation. In addition, the concentration of control over Forefront's voting power and common shares in Wyly Wade and Mark Gray could prevent any change in control of Forefront not acceptable to Wyly Wade and Mark Gray. The Board of Directors may not authorize the issuance of additional Preferred Stock without the consent of Wyly Wade and Mark Gray. As a result of these provisions, Wyly Wade and Mark Gray will control whether any change in control occurs, and in any contested change in control, they may exercise poor business judgment or put their interests ahead of those of the shareholders generally.

FUTURE  SALES  OF  COMMON  STOCK  COULD  DEPRESS  THE PRICE OF OUR COMMON STOCK.

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently approximately 17,229,686 outstanding shares of our common stock held by Management and other shareholders which are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of rule 144. In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by rule 144. In addition, rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.

EVEN IF OUR STOCK PRICE DECREASES, WE MAY ELECT TO CAUSE PURCHASES OF OUR COMMON STOCK TO BE MADE UNDER THE EQUITY CREDIT LINE AGREEMENT, CAUSING MORE SHARES TO BE OUTSTANDING AND RESULTING IN SUBSTANTIAL DILUTION.

The purchase price for the common stock to be issued to the selling shareholder under the equity credit line agreement will fluctuate based on the closing price of our common stock. See "The May Davis Transaction" for a detailed description of the purchase price and the relation of the purchase price to the percentage of the outstanding shares of our common stock issuable pursuant to the equity credit line agreement.

All shares registered in this offering will be freely tradable. We expect that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus, subject to extension by the Company. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate. If Spinneret Financial Services, Ltd. purchased the full amount of shares purchasable under the first tranche of the equity credit line agreement on the date of this prospectus, the purchase price would have been $.23 per share and Spinneret Financial Services, Ltd. would have been able to purchase 43,478,260 shares of our common stock. Assuming purchase under the agreement of a total of 43,478,260 shares of common stock on the date of this prospectus, these shares if issued, without consideration of any other shares to be issued to or in respect of May Davis and considering the outstanding shares of the Company, would represent approximately 64% of our outstanding common stock. . This would result in significant dilution to the ownership interests of other holders of our common stock. Such dilution could be more significant if the future trading price of our common stock is lower than the current trading price of our stock at the time Spinneret Financial Services, Ltd. purchases shares of our common stock under the equity credit line agreement, as a lower trading price would cause more shares of our common stock to be issuable. . The purchase under the common equity credit line agreement of a significant percentage of our outstanding stock may result in substantial dilution to the ownership interests of other holders of our common stock. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%.

WE COULD LOSE OUR THE COMMON EQUITY CREDIT LINE AGREEMENT OR IT COULD LEAD TO DOWNWARD PRESSURE ON OUR STOCK PRICE.

Our equity credit line agreement with the investor is subject to conditions and termination which we may or may not be able to control .Also, either actual dilution caused by sales of our common stock to Spinneret Financial Services, Ltd. or the perception of such dilution by holders of our common stock could cause holders to elect to sell the shares of common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that sales of our common stock to Spinneret Financial Services, Ltd. may lead to downward pressure on the trading price of our common stock could provide an incentive for short-selling which could also adversely affect the trading price of our common stock. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%.

WE  ARE  SUBJECT  TO  SUITS  THAT  MAY RESULT IN ADVERSE RULINGS TO THE COMPANY.

While we are not subject to any suit, nor anticipate any, without any guarantee, we may experience one or more suits in the months ahead, often commonplace for businesses, relating to investors, employees or subcontractors. In addition, an investor which allegedly had registration rights to include 250,000 shares of stock in this registration defaulted on the agreement, and it is our position, without the benefit of any court order, that the investor no longer has any rights. No guarantee exists we are correct. Any one or more suits could have material adverse consequences to our business.

THE SALE OF THE SHARES REGISTERED IN THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus, subject to an extension by the Company. As we are required under law, we will need to file post-effective amendments to the registration statement to which this prospectus is made a part, to maintain a current prospectus. We may require Spinneret Financial Services, Ltd. as the selling shareholder, to purchase a significant amount of common stock. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline.

OUR  COMMON  STOCK  MAY  BE  DEEMED  TO  BE  "PENNY  STOCK."

Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

     o   With  a  price  of  less  than  $5.00  per  share;

     o   That  are  not  traded  on  a  "recognized"  national  exchange;

     o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.


                        PRICE  RANGE OF OUR COMMON STOCK
                        --------------------------------

Our common stock initially began trading on the Over-the-Counter Bulletin Board (OTC-BB) under the symbol "ANYX" on February 24, 2000. The Company's name change from Anyox Resources to Forefront, Inc. was effective May 30, 2000, and the Company's common stock began trading under its new symbol "FFNT" on June 6, 2000. In January, 2001, the Company undertook a one for five reverse stock split of its common stock, and in conjunction with the split, the symbol was changed, to the current symbol FOFR. The first table sets forth the range of the high and low bid prices for the first quarter, covering the period of February 24, 2000 through March 31, 2000, as quoted by the Nasdaq Trading and Market Services. The second table sets forth the range of high and low sales prices of the Company's common stock, as quoted by FinancialWeb.com for the second quarter, covering the period of April 1, 2000 to June 30, 2000. The third table sets forth the range of high and low bid prices for the quarters ended September 30, 2000, and December 31, 2000 and March 31, 2001. All figures included in the tables have been adjusted for presentation to reflect the one for five reverse stock split in January, 2001. Quotations in tables 1 and 3 are believed to reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. To the extent that the Company is unable to determine a bid price on a quarterly date, the prices below are determined on the closest date available to the Company:

TABLE  1:
---------
                                       High         Low
                                    ---------------------

2/24/00 - 3/31/00                    $3.4625      $1.25

TABLE  2:
---------

                                       High         Low
                                    ---------------------
 4/1/00 - 6/30/00                    $  2.850     $0.45

TABLE  3:
---------

                                       High         Low
                                    ---------------------

7/1/00 - 9/30/00                     $3.99        $2.02
10/1/00 - 12/31/00                   $3.71        $ .77
1/1/01  - 3/31/01                    $.3177       $.125

On May 30, 2001, the Company's common stock was held by approximately 200 shareholders of record and by indeterminate number of investors through nominee or street name accounts with brokers.

The Company has not paid dividends in prior years and has no plans to pay dividends in the near future. Any payment of dividends would depend upon the Company's pattern of growth, profitability, financial condition, and such other factors as the Board of Directors may deem relevant.


                                 USE OF PROCEEDS
                                 ---------------

We will not receive any proceeds from the sale of securities being offered by this prospectus. We are registering the shares for sale to provide the selling shareholders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholders. However, we may receive up to $20,000,000 in proceeds under our agreement with May Davis and Spinnernet Financial Services and we may receive proceeds from the exercise of the warrants. Such proceeds will be use for working capital and other corporate purposes. See, "The May Davis Transaction," and "Selling Shareholders."

We have not declared any dividends on our common stock in the past two fiscal years and do not contemplate paying cash dividends for the foreseeable future, but instead will retain any earnings to fund our growth and research and testing. Any decision to pay cash dividends on our common stock in the future will depend on our ability to generate earnings, our need for capital, our overall financial condition and such other factors as our Board of Directors deems relevant.

                            THE MAY DAVIS TRANSACTION
                            -------------------------

GENERAL. We have entered into, as of January 1, 2001, two Placement Agreements with the May Davis Group, Inc. ("May Davis"); in summary, one provides for a placement of $10,000,000 of our common stock to a subscriber presented by May Davis, and the other provides for the placement of $250,000 of convertible debentures by our Company to subscribers presented by May Davis, which already occurred. As to the first agreement, pursuant to the May , 2001, equity line of credit agreement with Spinneret Financial Services, Ltd. ("Spinneret Financial Services, Ltd.") facilitated by May Davis Group, Inc. ("May Davis") (sometimes the "Line of Credit"), we may, at our discretion, periodically issue and sell to Spinneret Financial Services, Ltd. shares for a total purchase price of $10 million in multiple closings. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%.

If our Company requests an advance under the agreement, Spinneret Financial Services, Ltd. will purchase shares of common stock of our Company for 91% of the lowest closing bid price reported on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 days immediately following our request for an advance or put date and ending on the trading day immediately before the closing of that transaction. Spinneret Financial Services, Ltd. intends to resell any shares converted under the Line of Credit at the market price.

Our  debenture  transaction  is  the  placement of debentures as detailed below.

In connection with both placements, our Company granted to May Davis shares of common stock and warrants to purchase shares. May Davis has decided that most of the shares and warrants will be transferred to Mark Angelo, Hunter Singer, Joseph Donahue and Robert Farrell. Mark Angelo, Hunter Singer, Joseph Donahue and Robert Farrell are employees of May Davis.

As to the Line of Credit, we agreed to supply warrants to purchase eight hundred and thirty three thousand and three hundred and thirty three (833,333) shares of the Company's common stock at an exercise price of one hundred and ten percent (110%) of the closing bid price of the Company's common stock on the day of closing. The exercise price will be reset six (6) months from the closing date to 110% of the then current closing bid price if the stock on that day is below its price on the closing. May Davis or the holders shall be entitled to certain demand registration rights with respect to the shares of common stock issuable upon exercise of the warrants and the shares of common stock pursuant to a registration rights agreement. Also, May Davis shall receive as cash compensation an amount equal to three and three fifths percent (3.6%) of the gross proceeds of each advance to the Company pursuant to the Line of Credit. Upon Closing the Company shall issue to May Davis or its designated parties, nine hundred and fifty five thousand and forty seven and one half (955,047.5) restricted shares of the Company's common stock, and such stock shall also be subject to this registration.

Apart from certain selling shareholders who received shares prior to the transactions with May Davis, this prospectus primarily relates to the shares of common stock issued in connection with the Line of Credit, issuaable under the warrants, and to be issued upon conversion of the debentures. The effectiveness of the Line of Credit is conditioned upon us registering the shares of common stock underlying the agreement with the Securities and Exchange Commission. The placement of the convertible debentures was effective upon the filing of a prior registration statement, with the closing already completed prior to this date, so that our Company received $250,000, less fees and expenses of the transaction estimated of approximately $30,000.

ADVANCES. Pursuant to the Line of Credit, we may periodically sell shares to Spinneret Financial Services, Ltd. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance or put. There must be a minimum of 11 trading days between puts.

MECHANICS. Under the Line of Credit, we may, at our discretion, request advances by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 11 days after such written notice at which time we will deliver shares and the investor will pay the advance amount. We have the ability to determine when and if we desire to draw an advance if certain conditions are met.

COMMITMENT PERIOD. As part of the Line of Credit, we may request an advance at any time during a 30 month commitment period, subject to termination for certain events, including, breach of contract, and other events. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective.

MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $10 million, though at such time as Spinneret Financial Services, Ltd. purchases $10,000,000 of the Company's Common Stock, the Company, at its discretion, may elect to enter into an additional $10,000,000 common stock agreement with Spinneret Financial Services, Ltd.. In addition, each individual advance is subject to a maximum advance amount based on an average daily volume of our Company's common stock. The maximum amount of each advance is equal to 150% of the average daily volume of our Company's common stock for the 10 day trading period before each put or advance closing multiplied by the purchase price.


CONVERSION PRICE. The advances under the Line of Credit are converted into shares of common stock at a price of 91% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal trading market for the 10 days immediately following the notice of conversion. Note that the net proceeds to be received by our company will be lower than the purchase price due to our obligation to pay a placement agent fee of 3.6% of each advance to May Davis.


REGISTRATION RIGHTS. We granted to the various May Davis parties registration rights. We are also obligated to register the shares of common stock issue to be issued upon exercise of the warrants. The registration statement accompanying this prospectus will register such shares upon effectiveness. The May Davis registration rights were subsequently transferred along with the warrants to Mark Angelo, Hunter Singer, Joseph Donahue and Robert Farrell. The cost of this registration will be borne by us.

NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $150,000 consisting primarily of professional fees incurred in connection with registering of the shares in this offering. In addition, we are obligated to pay the May Davis a cash placement agent fee.

USE OF PROCEEDS. We intend to use the net proceeds received under the Line of Credit and debenture transactions for general corporate purposes, such as working capital, possible future acquisitions, and as otherwise determined by Management.


PLACEMENT AGENT. We retained May Davis to act as our placement agent in connection with the Line of Credit and debenture transactions. We will pay a cash placement agent fee to the May Davis Group, Inc. equal to 4.5% of each advance under the Line of Credit. Further, we granted to the May Davis Group, Inc. warrants to purchase shares of common stock. The exercise price of the warrants will be reduced in certain cases. All warrants are exercisable for five years after the date of issuance. The holders of the warrants may, under certain circumstances, exercise the warrants pursuant to a cashless exercise. May Davis has decided to transfer the shares and warrants among certain persons, including as to the debentures, and the following summarizes the shares and warrants included herein relating to May Davis, as follows: a total of 3,500,000 shares issuable in connection with a $250,000 debenture to the Company on or about this date are also included as shares which may be sold by selling shareholders, upon conversion of the debenture, by Rance Merkel, Michael Woelfel, Connie Benesch, Cynthia Wilson, Gerald Holland, and Maryellen Misiak and shares issuable under warrants held by certain of the selling shareholders, as follows: 8,333 shares each by Robert Farrell, Joseph W. Donohue, Jr., Mark Angelo, and Hunter Singer; and a total of 1,142,860 shares issued to them, as follows: 187,810 shares to each of Messrs. Farrell, Donohue, Angelo, and Singer, and a Mr. Owen May, 4,000 shares of James Gonzales, and 12,000 shares of Kenneth G. Merkel, III.

NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Line of Credit or debentures, in part, because the conversion price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. To assist our stockholders in evaluating the number of shares of common stock that could be issued to Spinneret Financial Services, Ltd. and the May Davis Group, Inc. at various prices, we have prepared the following table. This table shows the number of shares of our common stock that would be issued with and without the warrants at various prices.

DEBENTURE  TRANSACTION

The Company received $250,000 less certain fees and expenses in consideration of the issuance of convertible debentures. The transaction was closed prior to this date. The Company promises to pay to the Holders of the $250,000 of debentures in lawful money of the United States of America and in immediately available funds the principal together with interest on the unpaid principal of this Debenture at the rate of five percent (5%) per year (computed on the basis of a 365-day year and the actual days elapsed) from the date of this Debenture until paid. At the Company's option, the entire principal amount and all accrued interest shall be either (a) paid to the Holder on the five (5) year anniversary from the date hereof or (b) converted. The Holder is entitled, at its option, to convert at any time and from time to time after ninety (90) days from the closing, until payment in full of the debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of the Company's common stock at the price per share equal to either (a) an amount equal to 120% of the closing bid price on the closing of the common stock as listed and as quoted by Bloomberg L.P., or (b) an amount equal to eighty percent (80%) of the five (5) lowest closing bid price of the common stock for the twenty (20) trading days immediately preceding the conversion.


                                PLAN OF OPERATION
                                -----------------

The following discussion and analysis should be read in conjunction with the financial statements in this registration statement.

The Company remains a development stage company with immaterial revenues and substantial general and administrative expenses, including expenses related to its clinical studies programs. The Company's cash has been provided from its fund-raising activities, all of which have been conducted on a private basis (as to fund raising, we have received capital in private placements of restricted stock to persons known by Management and believed to be accredited investors.) The Company believes potential private placements, the agreement with May Davis, and an eventual registered public offering, if successful, will assist the Company in meeting its cash needs, but there is no guarantee.

These sporadic private placements are only to persons who are mostly, in management's opinion, accredited investors, and willing to assume the risk of loss of their entire investment, and management hopes that these subscriptions will continue. The Company is seeking an underwriter to underwrite a public offering of securities, and has sporadic discussions with interested parties in New York, primarily, in the hope that one will be engaged.

The Company has not been able to substantially meet its cash needs during the past 12 months. In May , 2001, we entered into a equity credit line agreement with Spinneret Financial Services, Ltd. presented by May Davis Group, Inc., to sell $10 million of the Company's common stock. The aggregate equity investment committed to the Company by May Davis could reach $20 million. These funds will be used to further develop our products, working capital, and for acquisitions, alliances and other corporate opportunities. After the U.S. Securities & Exchange Commission has declared effective a registration statement, each month we anticipate recognizing proceeds from our agreement relating to May Davis. Other terms and conditions apply.

We hope to generate revenue from licensing fees, creative production fees and a technology license based on a cost-per-play model. We plan to produce and distribute CyberSpot production software that will enable global production of CyberSpots by advertisers, agencies and web development firms. Forefront plans to license its family of technologies within the U.S., Asia and Europe.

Forefront revenue model currently focuses on four distinct revenue drivers: (1) the development of CyberSpot ads; (2) the delivery of CyberSpot ads; (3) CyberSpot enterprise licensing; and (4) DVT licensing. Each revenue driver has associated variable expenses. Ad production variable costs are comprised entirely of human resources. A certain number of personnel are needed to produce and test each ad. DVT variable costs are also comprised entirely of human resources. The DVT team will be responsible for marketing the DVT technology and identifying additional applications for the technology. The CyberSpot per play variable cost is comprised of the fee charged by the ad delivery strategic partner. Development of the toolkit is the largest expense item included in the operating expenses. Executive and operational team salaries and benefits, CyberSpot licensee technical support, legal fees and advertising also account for a significant portion of the operating expenses.

Forefront has recognized no revenue but has contracts, orders, and letters of intent from customers. In addition, Forefront is presently producing commercial spot advertisements that may generate future revenue. Revenue recognition in the calendar year 2001 will depend upon the status of the projects at that time and the applicable revenue recognition accounting standards.

For the year ended June 30, 2000, the Company expended approximately $4,500,000 compared to spending of $20,000 for the period July 13, 1998 (inception) through June 30, 1999. During both periods the expenses were administrative in nature. On an ongoing basis, the Company expects to incur expenses typical to an OTC Bulletin Board entity, including accounting fees, legal fees, filing fees and transfer agent fees. The Company has five full time employees, with the subsidiary Forefront Tech absorbing all personnel and indirect costs.

The Company and subsidiary Forefront Tech (formerly WPI) individually financed their operations to date with a series of Regulation D offerings of their respective shares of capital stock, generally for cash. The combined operations had net working capital deficit of $1,770,000 at June 30, 2000. The current liabilities of $1,851,000 at June 30, 2000, include $500,000 of bridge financing from a shareholder group, $106,000 of bridge financing from two company founders, and accounts payable of $826,733.

The Company's estimated monthly cash requirements approximate $75,000. This amount may decrease as revenue is generated. However, like most other development stage companies, Forefront Tech and the Company may not generate cash from operations for a number of quarters, if at all. The Company has experienced severe cash flow deficiencies starting in June 2000.

As discussed in more detail under "Risk Factors", the Company is in immediate need of capital due to significant cash flow deficiency and may not continue as a going concern.

In recognition of this issue, the Company is continually searching for sources of additional financing and pursuing venture capital investors. Although the competition for funding is strong, the Company believes it has unique, protectable technology. It also believes its public status will be appealing for potential venture capital investors to execute their respective exit strategies. Should the Company be unable to continue as a going concern, the assets and liabilities listed in the accompanying financial statements would require restatement on a liquidation basis, which would differ materially from the values as a going concern.


                                    BUSINESS
                                    --------

THE  COMPANY

Forefront, Inc. (including its operating subsidiary, unless the context otherwise requires, the "Company" or "Forefront"), a Nevada corporation, was formed in July, 1998, under the name Anyox Resources Inc. Anyox Resources, Inc. was a development-stage company engaged in the exploration of minerals. On March 15, 2000, Anyox Resources, Inc. entered into a Share Exchange Agreement (the "Agreement") with Web , Inc. ("WPI"), a Florida corporation formed in September, 1998, and two of WPI's primary shareholders, Wyly Wade and Mark Gray. The Agreement allowed Anyox Resources to acquire WPI. As a result of the Agreement, the management of WPI effectively took control of Anyox Resources, and the two WPI principals, Mr. Wade and Mr. Gray, became major shareholders of the Company. As a result of the merger, Anyox Resources changed its name to Forefront, Inc.

We are a development-stage company with our core business focused on the research and development of new Web-based technologies primarily directed to Internet advertising concerns. The Company also provides creative production services in connection with developing online 30-second commercial spot advertisements.

The description of our Company, the industry, competition, our plans and other statements rely heavily upon our own creativity, research, opinions, forecasts, estimations and other subjective criteria that may or may not prove accurate, and is subject to the evolution of technologies, the Internet and our plans, among other variables.

INDUSTRY  BACKGROUND

Over the last several years, the marketplace has had high expectations for business opportunities on the Internet. These expectations have been reflected in the investments into the Internet made by traditional companies, and the market capitalization of many new Web-based companies. The popularity of the Internet has been well documented in recent years.

With an increasing number of users, the Internet is also gaining in importance as a medium for advertising. Computer time is the leading activity that takes people away from watching television, the currently preferred means used by advertisers to reach an audience. Yet despite the rapidly growing Internet audience, there are still barriers that have kept Internet advertising from reaching its full potential. Marketers are still trying to gauge Internet advertising's overall effectiveness, and to identify which techniques are most effective.

While tools for tracking such information have improved, there is still no universal standard for measuring an audience.

Companies with a presence on the Internet, but not engaged in e-commerce, rely on advertising as their primary, if not only, source of Internet-generated revenue. E-commerce companies also rely on advertising to supplement their e-commerce sales. While on-line advertising has experienced tremendous growth during the past several years, that growth has not translated into profits for these companies. Many advertisers and agencies are not comfortable with current methods for advertising via the Internet, nor available audience measurement tools. Furthermore, results of the currently preferred method of advertising, banner ads, have been inconclusive at best, and show major ineffectiveness at worst. Advertisers are generally more comfortable with traditional means of reaching their audience, especially through print, television and radio. Still, Internet advertising is in its infancy, and is only beginning to find its true potential.

INTERNET  ADVERTISING  TECHNOLOGIES  /  TECHNIQUES

Currently, there are a number of Internet advertising technologies or techniques in use. The most prominent techniques are banner ads, sponsorship, interstitials and emails. Banner ads are most prevalent. Emails to customers, while the least employed technique, have been measured to be the most effective in eliciting a response from the customers. The following are brief summaries of each technology or technique:

BANNER ADS. Banner ads are typically inch-high "banners" that are found on the top or bottom of a Web page. They can contain a company name, logos, pictures and slogans. They can be static or animated with moving characters or pictures. When a user clicks on the banner it takes the user to another
Web site. Although they are the most commonly employed form of Internet advertising, they are the least likely to elicit a response.

SPONSORSHIPS. An advertiser may choose to "sponsor" a Web-site, helping the online publisher by funding the site in exchange for advertising. This typically requires an up-front payment by the advertiser, whether or not there is a sale generated by the advertising. Sponsorships provide a valuable association between brand and content.

INTERSTITIALS. Interstitials are advertisements that appear as Web users switch between Web pages. Interstitials are the industries first answer to the lack of audio and video in Internet advertising. However, interstitials have grown out of favor with consumers as they may take as long as two minutes to download. Current interstitials require substantial download time and therefore may degrade a user's speed of receiving other Web content. Therefore, many portals require such interstitial ads to be "click-based" where a user must request the ad.

EMAIL. Email is one of the cheapest and most effective methods of Internet advertising. Email provides for direct advertising to select customers. Yet, emails only comprise a very small percentage of Internet advertising. This is due to the intrusiveness of the email to consumers, and the resistance by consumers to "spam" and clutter.

OTHERS. Other forms of Internet advertising include rich media expanding banners and affiliations. Rich media banners include video and audio to bring information to the consumer without leaving the current Web site. Affiliate deals split an advertiser's revenues with a Web-site operator in exchange for free advertising. Still, these forms of advertising are restricted by there own disadvantages. Rich media banners require download time, cover Web site content, and have been reported to cause Web sites to crash.

THE  COMPANY'S  PRODUCTS  AND  SERVICES

The Company's technology toolkit fills the needs of both Internet companies and advertisers. The Company's array of technologies was designed to deliver a complete online advertising platform. The system is comprised of a 30-second commercial for major brand advertisers, and a system of audience measurement and commercial delivery verification. This platform provides familiar media advertising tools for major brand managers, coupled with the interactivity of the Internet.

CYBERSPOTS are 30-second online, interactive-multimedia commercial spots, which reach the audience quickly and with minimal interruptions using the Company's Instant On User Interface technology. Delivery Verification Technology ("DVT") allows for the most advanced feedback to measure the delivery of each advertisement. By offering CyberSpots, Internet companies can provide effective and measurable advertising to advertisers previously reluctant to participate in Internet advertising. The Company's products and services help advertisers reach Web users via a method more similar to traditional means of reaching the audience, while being able to measure the results of the advertisement to a degree not currently available by any other method.

INSTANT ON USER INTERFACE ("IOUI"). IOUi is a Web-based software technology developed by the Company. Version 1.1 of the technology has been developed to support popular browsers without the use of media players, plug-ins or software attachments of any type, including the following platforms: HTML 3, HTML 4, Perl, JAVA and JAVAScript. Management plans to develop Version 1.2 to support popular browsers in concert with media players, including the following platforms: Flash and SMIL. Version 1.3 is also in development and plans to support XML, among other media enhancements.

The operating methodology allows a Web user to access specialized content in a number of formats from a Web server with little or no delay across multiple networks at most modem speeds (28.8 and above). One of the proprietary applications of the IOUi technology is the CyberSpot.

IOUi technology is a unique combination of existing Web technologies requiring no specialized hardware, browser or player software. Deployment of content utilizing IOUi requires no modification of standard PC, Macintosh or WebTV platforms in order to receive "instant on" content delivery. The technology lives solely on a proprietary CyberSpot server.

CYBERSPOTS. CyberSpots are Web-based commercial spots, typically 30 seconds in duration, although shorter or longer formats may be supported. CyberSpot creative treatments for advertisers and/or site operators are produced in a proprietary methodology. The commercials may be displayed in an array of sizes and resolutions ranging up to full screen. Additionally, CyberSpots have the ability to playback many sub-components, which may include certain types of audio tracks including music. The commercials may be automatically launched in a number of applications, including when a user clicks on a banner ad, or when a user enters a Web URL containing a link to a CyberSpot server.
Additionally, CyberSpot may be launched at any point when a user must wait online, such as during an E-Commerce credit card authorization or while down loading a file.

The CyberSpot technology empowers the advertiser (at the advertiser's option) to take control of the user's browser for the duration of the commercial, making play of the CyberSpot "uninterruptible". Should advertisers wish to allow users to exit their CyberSpot commercial prior to completed play, the advertiser may elect to enable a user exit button. Utilizing certain technology, the Web-site is downloaded in the background during the playback of a CyberSpot. This has the net effect of allowing full use of the commercial playtime for site content download and / or site navigation. The end result is the reduction of "world wide wait" delays online.

DELIVERY VERIFICATION TECHNOLOGY ("DVT"). Developed by the Company, DVT provides the first online advertising measurement system that verifies audience reach and spot delivery. Television advertisers rely on Nielsen / Arbitron audience measurement systems that are estimated from electronically gathered survey samples. Print advertisers rely on audited circulation distribution of periodicals without confirmation of specific ad viewer ship. The CyberSpot DVT rises to the level, in our opinion, of certified mail return receipt confirmation. The technology operates via a return verification message that is triggered from the online user's PC, Mac or WebTV once the CyberSpot has been received and fully played.

DVT provides advertisers with reliable, real-time confirmation of audience reach and spot delivery. The CyberSpot DVT allows multiple measurement points at the commencement, completion and key measurement points throughout the CyberSpot commercial. In essence, the CyberSpot DVT allows audience monitoring of spot commercials on a scaleable level of detail. The CyberSpot DVT relies on completed spot playback, not simply file receipt, to trigger its proprietary return message system, giving advertisers complete audience measurement and spot delivery verification.

TARGET  MARKET  AND  DISTRIBUTION

Specific markets and client groups identified by the Company include advertising agencies, advertising measurement companies, Internet portals, e-commerce companies and consumer product companies with a desire to optimize their Internet presence. The Company plans to market its technologies through licensing agreements with companies that have existing sales and service infrastructure. The Company does not plan to sell online advertising directly to end-users or compete directly with its distribution channels.

INTERNET  ADVERTISING

The Company has developed CyberSpot sponsorship formats, which provide the least intrusive user experience. Market research studies have demonstrated increased ad retention from program sponsorship spots to be greater than other Internet adverting media. Furthermore, online sponsorship, as a promotional tool, has increasingly grown in recent years. Advantages to online sponsorship include the following: (1) a lower cost alternative for companies primarily seeking branding / awareness; (2) they are fixed, which results in a higher possibility of ad exposure for the advertiser; and (3) they offer the advertiser exclusivity and the right of first refusal for future opportunities.

Traditional advertising agencies are currently in a rapid expansion of their Internet advertising services. These companies are actively pursuing opportunities to establish and grow their Internet advertising services in order to provide their clients with an "integrated" advertising solution. Internet advertising allows the agency to reach a mass-market while at the same time providing a customizable pitch.

The Company's DVT is a client-based tracking system. The Company believes it provides a more reliable standard for audience measurement than the current server-based systems. DVT licensees will be able to offer their clients confirmation that Web pages, banner ads and CyberSpots have been fully downloaded and displayed on each unique user's terminal. Furthermore, the DVT measures pages that did not load on the user's desktop, measures those pages that are cached, and tracks user interactivity with loaded Web pages using an active message back technology. These real-time verifications can be incorporated into a company's billing and accounting system, saving the company the costs and time needed to bill its clients.

DVT also has potential commercial applications outside measuring the delivery of advertisements to consumers. For example, DVT can be used to notify email senders that an email has been delivered to the recipient's email address. This is particularly applicable to email delivery outside an organization or email provider. Another potential application for DVT involves fraud detection and prevention. DVT can be used to monitor the loading of software and report back to the developer that the software has been loaded on a particular computer. The developer can then determine whether the software was reloaded on other computers. DVT can also be used to determine if multiple copies of the same licensed software are running at the same time. Finally, DVT may also be used to verify copyright and content usage. For example, DVT can measure how many times a licensed article has been loaded on a licensed site.

RESEARCH  AND  DEVELOPMENT

We have spent $1,200,000 on research and development over the past fiscal year, working on several research and development projects that it believes will revolutionize the Rich Media and Audit/Reporting fields. The Company's research and development team has made improvements and advances that will be integrated into future releases of both CyberSpot and DVT. The Company believes that these improvements further the overall goals of higher quality and smaller file size that the Company has achieved with the release of CyberSpot and DVT 2.0.

BUSINESS  DEVELOPMENT  STRATEGY

We believe that favorable product reviews and word-of-mouth among creative, sales, marketing, and Internet professionals are critical in creating greater awareness and commercial acceptance of its products. In addition, the Company seeks to generate awareness of its products through selective advertising in industry publications. The Company is developing a reseller program. The Company believes that the creation of a reseller program will allow for the expansion of CyberSpot distribution while keeping sales, general and administrative cost low, and be a compliment to the direct sales effort. In addition, the Company will use aggressive public relations and publicity campaigns to expand awareness of Forefront, CyberSpot and to compliment the expanded advertising effort. As the Company develops contracts and business relationships with e-commerce companies, the Company will continue to refine sales and marketing models as needed to meet client needs.

POTENTIAL  REVENUE-DRIVERS

The Company intends to generate revenue from licensing fees, creative / production fees and a technology license-based on a cost-per-play model or cost-per-action model. The Company plans to produce and distribute CyberSpot production software that will enable global production of CyberSpots by advertisers, agencies and web development firms. The Company intends to license its family of technologies within the U.S., Asia and Europe.

The  Company's revenue model currently focuses on four distinct revenue-drivers:
(1) the development of CyberSpot ads, (2) the delivery of CyberSpot ads, (3) CyberSpot enterprise licensing and (4) DVT licensing. The following sections provide more specific information on each revenue-driver.

AD DEVELOPMENT FEES / CREATIVE SERVICES. Clients are charged an hourly rate plus materials to build CyberSpot ads. This is standard practice in the advertising industry. The estimated cost to an advertiser for the development of a CyberSpot ad ranges from $4000 to 30,000. With the development of the Company's proprietary CyberSpot production software, advertising agencies and development firms may bring production in-house.

CYBERSPOT DELIVERY. In addition to the development fee, advertisers are responsible for a per-play license fee, or a cost-per-action license fee. The per-play fee is volume sensitive.

CYBERSPOT LICENSING. One of the Company's strategies involves licensing its technology toolkit to e-commerce groups, ad agencies, web developers, portals, etc. These groups can use the technology to develop customized CyberSpots regarding their sites, products and organizations. For example, an automobile manufacturer can create a CyberSpot that allows a Web surfer to instantly download and start playing video-like images, audio and text information on a particular car. The CyberSpot can also be made interactive, thus allowing the surfer to change colors, interiors and other options. The Company intends to distribute this product without charge primarily through the Internet and to license each user. The Company also intends to charge the licensee on a per play model. CyberSpots produced by licensees will be hosted by the Company or its strategic ad delivery partner. The Company also intends to provide product training and technical support to licensees. The Company does not currently plan to sell the toolkit through retail channels.

DVT INDUSTRY LICENSING. DVT has begun to develop into a stand-alone product. The Company has received requests for information from several audience measurement companies, including Nielsen Media Research, Arbitron and Media Metrix. However, it is too early in the process to ascertain the eventual outcome of these discussions. In order to provide the complete solution that the advertisers need, the Company intends to license the DVT technology to one or two major measurement companies such as Nielsen Media Research, Arbitron or Media Metrix. Combining DVT with these type organizations and their extensive measurement backgrounds and infrastructure could position DVT as the standard for online advertising measurement.

The Company anticipates that the DVT license agreements will include a technology transfer fee plus an ongoing royalty. The royalty will be based on either a per measurement occurrence or a percentage of applicable revenues. The Company's projections currently do not include any revenue from potential DVT Licensing.

COMPETITION

The Company's competition in the online advertising industry comes from three primary groups: (1) rich media companies, (2) advertisement delivery / sales companies and (3) advertisement measurement companies. This is a young industry with a majority of its players being formed within the last two to three years. The growth of this industry has created opportunities for media and technology companies. Some of these companies are developing and testing a number of new banner advertising technologies, which are designed to make the traditional banner ad more flexible, advanced and effective. Generally referred to as "rich media," these ads incorporate an expanding array of animations, audio, pull down menus, pop-up boxes and interactivity. While some companies are developing this new banner technology, other companies are focusing on ad outsourcing and placement services and still others are creating new technologies to better track Internet advertisements.

The advertisement industry defines rich media as messages that contain more sophisticated programming than the "plain-vanilla" banner ads. The most popular form of rich media is Java applets, which can be read by browsers that are used by more than 90% of the Web users. The greatest problems experienced with rich media advertisements are that they are slow and unreliable, which keeps many Web sites from running rich media advertisements.

INTELLECTUAL  PROPERTY  RIGHTS

The Company has filed for U.S. patent protection for a family of technologies that include its IOUi, CyberSpots, and DVT technologies. The Company relies on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary rights. Much of the Company's proprietary information may not be secured by means of patent, copyright, domain registration, or trade or service mark. The Company's ability to enforce its rights will be critical to its success once it has established an identity and reputation with advertisers and Internet users. To date, the Company has not received notification that its services or products infringe the proprietary rights of third parties. Third parties, however, could make such claims of infringement in the future. The Company cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent services will not be marketed in competition with its services, thereby substantially reducing the value of its proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees or any license agreements with its customers will provide meaningful protection for its proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

EMPLOYEES

As of May 30, 2001, the Company had five full time employees and various independent contractors. Of these employees, one was classified as an executive officer. None of the employees are subject to a collective bargaining agreement. Subsequent to the fiscal year end, June 30, 2000, the Company has broadened its marketing strategy from direct selling to include resellers. This change in strategy, as well as cash flow issues, resulted in a reduction in support personnel. Additionally, due to funding issues, several technical personnel have voluntarily resigned. Until funding is secured, the Company will operate with a limited staff of fewer than ten full-time employees.

DESCRIPTION  OF  PROPERTY

The Company leases, under a sub lease from a corporation operated by the son of the President, its corporate headquarters located at 1413 South Howard Avenue, Suite 104, Tampa, Florida, 33606. Square footage of the current location is approximately 1,050 feet. The current lease payments are approximately $1,857 per month. The telephone number is (813) 253-2267. The lease commenced in November 2000, and is scheduled to expire in November 2003. The Company believes that the current facilities will not be suitable for the operation of its business for the near future and is exploring new options. The location could be replaced without significant disruption to business operations. Due to funding issues, the facilities are not insured against perils commonly covered by business insurance policies. See, "Certain Transactions."


                                   MANAGEMENT
                                   ----------

The following table sets forth the Directors and executive officers of the Company, their ages, and all offices and positions with the Company. Officers and other employees serve at the will of the Board of Directors subject, however, to any agreements.

                             Positions
Name of Director     Age     With Company
----------------     ---     ------------

Santu  Rohatgi       51      President, Chief Financial Officer, Secretary,
                             Treasurer and Director
Bruce Benson         46      Director
David Kennedy        42      Director


Santu Rohatgi was elected as a Director, effective March 15, 2000. Bruce Benson and David Kennedy were elected as Directors, effective March 16, 2000. Mark Burchill was elected a Director, effective March 22, 2000. Each Director will serve until the next annual meeting of shareholders and their respective successors are elected and qualified. Each officer serves, at the discretion of the Board of Directors, and until his successor is elected at the annual meeting of the board of directors and is qualified, subject to any employment agreements.

EXECUTIVE  OFFICERS,  DIRECTORS  AND OTHER SIGNIFICANT EMPLOYEES OF THE COMPANY:

SANTU ROHATGI has had ten years of management experience at AT&T, where he held various management positions, including financial planning management of start-up Internet Commerce Services; Manager of Support Operations; Director of Operations, Northeast Division; and Director of Finance & Administration, New England Region. He also ran a consulting services company for small and medium size businesses in the area of information technology, business automation and operations. He received an MA from Patna University in India, an MBA from Eastern New Mexico University and a Masters Certificate in Project Management from George Washington University. He is a Certified Project Management Professional (PMP).

BRUCE BENSON oversees all aspects of iWeb, a privately held Internet startup that provides enabling technologies and services for Web advertising that bring Internet ad revenues to ISPs. Before joining iWeb, Benson was Executive Vice President of Corporate Strategy and Technology of Young & Rubicam, where he was responsible for Internet strategy and managed the global coordination of Y & R's technological resources. Prior to joining Y & R, Mr. Benson was with Sony Music as a Senior Vice President in several capacities, where he worked to develop long-range strategies for the company, including early stage Internet plays. Before his work at Sony, Benson was a partner at Price Waterhouse where he was largely responsible for the launch of their thriving Entertainment and Media Practice. He received a BS in mathematics from the University of Houston.

DAVID KENNEDY is a founder of TDRC Group, the largest intellectual property consulting company in the nation. At TDRC, where his clients range from Fortune 100 companies to start-up ventures, he assists Internet and technology companies formulate their strategic direction based upon maximizing the value of their intellectual capital. Mr. Kennedy sits on the board of several Internet related companies and is on the Advisory Board of an intellectual property venture capital fund. Before founding TDRC, he was a senior partner in an international consulting firm and was the partner in charge of the technology transfer and patent licensing division. He received a BBA in accounting and is a Certified Public Accountant in the state of Georgia.

No Director or executive officer of the Company has any family relationship with any other director or executive officer of the Company.

Executive  Compensation

The following table sets forth the compensation we have paid to Santu Rohatgi (President and Chief Financial Officer) and to two affiliates of the Company, Wyly Wade and Mark Gray for the fiscal year ended June 30, 2000. No other executive officers received more than $100,000 in the fiscal year ended June 30, 2000. The Company does not currently have a long term compensation plan and does not grant any long term compensation to its executive officers or employees. The table does not reflect certain personal benefits, which in the aggregate are less than ten percent of each Named Executive Officer's salary and bonus. No other compensation was granted for this fiscal year ended June 30, 2000.

                           SUMMARY COMPENSATION TABLE

                              Annual  Compensation
                       ----------------------------------
                         Other
Name                     Annual
And                      Compen-                     All Other
Principal                sation                       Compen-
Position        Year   Salary ($)      Bonus ($)     sation ($)
                           (1)            (2)
-------------   ----   -----------   ------------   -------------
Santu           2000  $  79,615.42   $  20,571.92   $   20,324.92
Rohatgi
(President/
CFO)

Mark Gray       2000  $  79,615.42   $  86,467.83   $   18,117.03
(Business
Develop-
ment)

Wyly Wade       2000  $  79,615.42      30,264.21   $   14,770.43
(Director of
Tech-
nology)
-------------   ----   -----------   ------------   -------------

(1) Bonus figures included in the schedule above include payments under the Success By Objective Bonus (SBO) and, in the case of Mark Gray, merit bonuses for his efforts in putting together the merger of WPI (now Forefront Technologies, Inc.) and Anyox Resources, Inc. (now Forefront, Inc.). The SBO bonuses are paid monthly with quarterly and annual goals and objectives set and reviewed quarterly.

(2) Other compensation includes monies expended for health, life, and other related benefits as well as company owned vehicles. Effective July 2000, cash outlay for Company vehicles is covered by the individual assigned the Company vehicle.

COMPENSATION  OF  DIRECTORS

Directors are not compensated for their service as directors. All directors are reimbursed for any reasonable expenses incurred in the course of fulfilling their duties as a director of the Company.

                             PRINCIPAL SHAREHOLDERS
                             ----------------------

The following table sets forth information regarding beneficial ownership of our common stock as of May 28, 2001 by all persons known by us to own beneficially 5% or more of the outstanding shares of our common stock, each director, and all executive officers and Directors as a group:

Name and Address of                           Number of Shares             Percentage
Beneficial Owner                          of Beneficially Owned (1)  Ownership of  Class(1)
----------------------------------------  -------------------------  ----------------------
Cede & Co.                                                2,196,308                   10.5%
P.O. Box 20
Bowling Green Station
New York, NY 10004

Mark Gray                                                 1,383,200                    6.6%
1885 Bougainvillea
Sarasota, FL  34239

Wyly Wade                                                 2,000,000                    9.6%
540 West Tamiami Trail
Sarasota, FL  34238

Santu Rohatgi (2)(3)(4)                                     137,334                     .6%
5403 Avenue Simone
Lutz, FL  33549

David Kennedy (2)(3)(4)                                      50,000                     .2%
560 Hardage Farm Dr
Marietta, GA 30064

Bruce Benson (2)(3)                                               0                      0
1413 South Howard Ave., Suite 104
Tampa, Fl   33600

All officers and directors as a group(2)                    187,334                     .9

----------------------------
(1) Calculated on the basis of 20,763,165 shares of Common Stock issued and outstanding and percentages are rounded and so are approximates. Does not consider shares issuable under options, warrants or debentures. Does not include 1,500,000 options to Bruce Benson, 1,000,000 options to David Kennedy, 100,000 options to Mark Burchill, 1,904,600 options to Santu Rohatgi, and 363,636 options to employee Michael Tomlinson, 300,000 options to Wyly Wade, and a total of 1,470, 196 miscellaneous options to employees, and consultants with differing schedules and prices.
(2) Officer and/or Director, and does not consider any stock options rights the person may have.
(3)  The  Director  owns  less  than  one  percent.
(4) Includes, using reasonable efforts, an estimate, in accordance with Rule 13d-3, of shares an officer or Director may be deemed the beneficial owner of. Does not consider, for Mr. Rohatgi and the total of all officers and Directors, 69,600 shares of stock of Rising Solutions, Inc., a corporation owned by his son. See, "Certain Transactions."
(5) It is the position of the Company that this shareholder is no longer entitled to such shares and it is anticipated that the shareholder is in the process of returning the shares for cancellation.


                              SELLING SHAREHOLDERS
                              --------------------

This prospectus relates to the offering, by certain persons who are shareholders or may become shareholders, of a total of 48,971,926 shares of common stock pursuant to this prospectus, consisting of the following:

An estimated 43,478,260 shares is issuable in connection with a $10,000,000 equity credit line agreement with Spinneret Financial Services, Ltd. ("Spinneret Financial Services, Ltd. "), presented by May Davis Group, Inc. ("May Davis"). This number is an estimate and will change depending upon the trading price of our stock in relation to each purchase. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%. At such time as Spinneret Financial Services, Ltd. purchases $10,000,000 of our common stock, we, in our discretion, may elect to enter into a second substantially identical $10,000,000 common equity credit line agreement. Any shares as to a second common equity credit line agreement are not included in this offering.

164,600 shares were issued in the past to certain selling shareholders, who were given registration rights, as follows: 25,000 shares each to Anthony Agentowicz, John Solleder, and Bruce M. Goldfarb, and 20,000 shares to Trevor Michael, and 69,600 shares to Rising Solutions, Inc. These shares were assigned by May Davis to such persons.

A total of 3,500,000 shares issuable in connection with a $250,000 Debenture loan to the Company on or about this date are also included as shares, which may be sold by selling shareholders, upon conversion of the Debenture by Rance Merkel, Michael Woelfel, Connie Benesch, Cynthia Wilson, Gerald Holland, and Maryellen Misiak. The number of shares is an estimate and may change depending upon our trading price in relation to the conversion of the loan into shares at such time that such conversion occurs.

A total of 1,041,664 shares issuable under warrants held by certain of the selling shareholders, as follows: 8,333 shares each by Robert Farrell, Joseph W. Donohue, Jr., Mark Angelo, Hunter Singer, and May Davis Group and Trans-Global Capital Holdings, Ltd. ("Trans-Global"); 166,666 shares each by Robert Farrell, Joseph W. Donohue, Jr., Mark Angelo, Hunter Singer, and the May Davis Group, and Trans-Global Capital Holdings, Ltd. ("Trans-Global"); and a total of 1,142,860 shares issued to them, as follows: 187,810 shares to each of Messrs. Farrell, Donohue, Angelo, Singer, Owen May, 4000 shares of James Gonzales, 12,000 shares of Kenneth G. Merkel, III, and 187,810 shares of Trans-Global. These securities were assigned by May Davis to such persons and firms.

A total of 787,402 shares are also included in this registration relating to a Mr. Mark E. Gray. He has converted a $100,000 payment due from our Company to him for payment of these shares.

See "The May Davis Transaction," and "Certain Transactions."


                                  OWNERSHIP OF SHARES   OWNERSHIP OF SHARES
                                    OF COMMON STOCK       OF COMMON STOCK
                                  PRIOR TO OFFERING (1)  AFTER  OFFERING(2)
                                  ---------------------  ------------------
SELLING SHAREHOLDER                SHARES   PERCENTAGE  SHARES  PERCENTAGE
---------------------------------  -------  ----------  ------  ----------
Anthony Agentowicz                  25,000          .1
1413 South Howard Ave. Suite 104
Tampa, Fl    33600

John Solleder                       25,000          .1
1413 South Howard Ave. Suite 104
Tampa, Fl    33600
Bruce M. Goldfarb                   25,000          .1

Trevor Michael                      20,000          .1
1413 South Howard Ave. Suite 104
Tampa, Fl    33600

Rising Solutions, Inc.              69,600          .2
1413 South Howard Ave. Suite 104
Tampa, Fl    33600

Trans-Global Capital               187,810          .8
 Holdings, Ltd.
622 Chardonnay Circle
Brandon, MS 39047

Rance Merkel (3)                         0           0
497 Claude Simmons Road
Johnson City, TN 37602

Michael Woelfel (3)                      0           0
111 Cabel County Courthouse
Huntington, WV 25701

Connie Benesch (3)                       0           0
401 East 80th Street
Unit 14G
New York, NY 10021

Cynthia Wilson (3)                       0           0
101 S. Jefferson Avenue
Cookeville, TN 38501

Gerald Holland(3)                        0           0
22 Coult Lane
Old Lyme, CT 06732

Maryellen Misiak (3)                     0           0
294 Long Hill Drive
Short Hills, NJ  07087

Robert Farrell (4)                 187,000          .8
c/o May Davis
One World Trade Center
87th Floor
New York, NY 10048

Joseph W. Donohue, Jr. (4)         187,000          .8
c/o May Davis
One World Trade Center
87th Floor
New York, NY 10048

Mark Angelo (4)                    187,000          .8
c/o May Davis
One World Trade Center
87th Floor
New York, NY 10048

Hunter Singer (4)                  187,000          .8
c/o May Davis
One World Trade Center
87th Floor
New York, NY 10048

Owen May (4)                       187,000          .8
c/o May Davis
One World Trade Center
87th Floor
New York, NY 10048

James Gonzales (4)                   4,000         .01
c/o May Davis
One World Trade Center
87th Floor
New York, NY 10048

Kenneth G. Merkel, III (4)          12,000         .04
c/o May Davis
One World Trade Center
87th Floor
New York, NY 10048

_________________________________________

(1) Includes such shares the Company believes is owned by the person or firm, but does not include shares issuable under warrants or otherwise unless otherwise stated for the person or firm. The percentages are approximates and are rounded for presentation.

(2) Given shares may or may not be issued under warrants and debentures, and the shareholders may or may not sell their shares, and that the number of shares that may be issued under the Line of Credit depends on various factors including the then market price, we cannot readily estimate the number of shares and ownership percentage following the offering. See, "May Davis Transaction."

(3)  These  persons  are  subscribers  of  the  $250,000  total  of  debentures.

(4) Does not include shares underlying warrants which may or may not be exercised. These are persons receiving shares and warrants as designated by May Davis. See, "May Davis Transaction."


                              CERTAIN TRANSACTIONS
                              --------------------

The following transactions are believed by Management to be on terms as fair to the Company as those the Company could have obtained from unrelated third parties and arms-length negotiations.

David Kennedy, a Director, is an owner of a company named Technology & Dispute Resolution Consulting, Inc. ("TDRCI"). On October 20, 1999, the Company entered into an agreement with TDRCI whereby TDRCI is to provide professional services for marketing and business plan expenses. During the fiscal year, the total cost incurred under this agreement was $430,743.

Rising Solutions, Inc., operated by a son of Santu Rohatgi, and which was co-founded by Santu Rohatgi, is the primary lessee of the current offices sub leased by our Company. The primary lease is personally guaranteed by Mr. Santu Rohatgi. Rising Solutions, Inc., is a selling shareholder hereunder. See, "Description of Property," and Selling Shareholders."

The Company has loans from two shareholders for $50,000 and $56,000, respectively, for a total of $106,000. All notes bear annual interest at 9.5% per year and each note is due 12 months from the note agreement dates. At June 30, 2000, interest expense approximated $300. One portion of the accounts payable, $318,243 at June 30, 2000, is payable to a Forefront Tech consulting firm founded by a director of the Company. This consulting has been in the areas typical to a development stage company and has included assistance with business plan development, pricing models, and intellectual property. These services were contracted for in the ordinary course of business, prior to the director being appointed to the Company's board of directors, and management believes the pricing and terms were as favorable as that which could have been obtained from an independent third party.

The Company has entered into an agreement with CyberQuest Group, Inc., a related party, for certain professional services related to the development of the Company's technologies. The companies are related through common ownership and control. Costs incurred under this agreement at June 30, 2000 approximated $781,349, and at the balance sheet date, the Company has accounts receivable from CyberQuest Group, Inc. of $55,826. This agreement was terminated on December 12, 1999 by both parties.

The Company also purchased certain fixed assets and rented other property from CyberQuest during the fiscal year ended June 30, 2000 in the amount of $60,000 and $5,400, respectively. The Company engaged the professional services of a firm owned by a member of the Board of Directors for marketing and business plan expenses. Total costs incurred for the year ended June 30, 2000 were $430,743 of which $318,243 is unpaid as of June 30, 2000.


                            DESCRIPTION OF SECURITIES
                            -------------------------
General

The transfer agent and registrar for our Company is:       NEVADA AGENCY AND
                                                             TRUST COMPANY
                                                        50 WEST LIBERTY STREET,
                                                        SUITE 880 RENO, NV 89501
Common  Stock
     The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of common stock are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments once fully paid.

     Holders of common stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

See,  "Selling  Shareholders."

Shares  Eligible  for  Future  Resale
-------------------------------------

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently approximately 5,247,118 outstanding shares of our common stock held by Management and other shareholders, who are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of our common stock.

No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities. See "Risk Factors -- Future sales of common stock could depress the price of our common stock."


                              PLAN OF DISTRIBUTION
                              --------------------

The common stock offered by this prospectus is being offered by the selling shareholders and upon exercise of warrants and conversion of debentures. See "Selling Shareholders." The common stock may be sold or distributed from time to time by the selling shareholders, or by donees or transferees of, or other successors in interests to, the selling shareholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

-  ordinary  brokers'  transactions;

- transactions involving cross or block trades or otherwise on the Nasdaq Bulletin Board;

- purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

 - "at the market" to or through market makers or into an existing market for the common stock;

 - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

 -  in  privately  negotiated  transactions;  or

 -  any  combination  of  the  foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with. Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commission.

The selling shareholder Spinneret Financial Services, Ltd. may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, and certain other selling shareholders, including upon exercise of warrants and sales in connection with this offering, may also be deemed underwriters. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     Neither we nor the selling shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder and any other required information.

     We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify May Davis and related persons against specified liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

                                  LEGAL MATTERS
                                  -------------

Law Offices of Richard Rossi, P.A., will give an opinion for us regarding the stock offered in this prospectus.

                                     EXPERTS
                                     -------


CHRISTOPHER, SMITH, LEONARD, BRISTOW, STANELL & WELLS, P.A. independent certified public accountants, have audited our consolidated financial statements at June 30, 2000 and for the year then ended as set forth in their included report. The 1999 financial statements were audited by other auditors' whose report dated September 27, 1999 expressed an unqualified opinion on those statements. We have included our consolidated financial statements in the registration statement , in reliance on their report given their authority as an expert in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. Whenever reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

We also file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the SEC's website at: http://www.sec.gov.
                                                             ------------------

                                TABLE OF CONTENTS
                                -----------------


                                                                       PAGE
                                                                       ----

FINANCIAL STATEMENTS:

  CONSOLIDATED BALANCE SHEETS                                          F-1

  CONSOLIDATED STATEMENTS OF OPERATIONS                                F-3

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                      F-4

  CONSOLIDATED STATEMENTS OF CASH FLOWS                                F-6

NOTES TO FINANCIAL STATEMENTS                                       F-7 - F-16

                            FOREFRONT, INC. AND SUBSIDIARY
                      (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                           (A DEVELOPMENTAL STAGE COMPANY)
                        UNAUDITED CONSOLIDATED BALANCE SHEETS


                                                      March 31, 2001   June 30, 2000
ASSETS

Current Assets
   Cash                                                        5,260           3,615
   Accounts Receivable                                         5,000             -0-
   Accounts Receivable - Employee                             38,431             -0-
   Due from Related Party                                     55,826          55,826
   Employee Advances and Loans                               183,119             -0-
   Prepaid Expenses                                          320,558          21,734
   Shareholder Receivable                                     28,422             -0-
   Accrued Interest Receivable                                 2,946             -0-
                                                      ---------------  --------------

   Total Current Assets                                      639,562          81,175
                                                      ---------------  --------------

Property and Equipment, Net                                  254,119         628,583
                                                      ---------------  --------------

Other Assets
   Goodwill - Net                                          5,196,027       7,091,997
   Deposits                                                    2,655           7,577
   Loan Cost                                                  27,000             -0-
   Capitalized Software Costs
      Less Accumulated Amortization of $53,075                54,812          74,916
      and $74,916 respectively
   Patent Rights
      Less Accumulated Amortization of $72,499                     0          38,822
      and $38,822 respectively
                                                      ---------------  --------------
Total Other Assets                                         5,280,494       7,213,312
                                                      ---------------  --------------

TOTAL ASSETS                                               6,174,175       7,923,070
                                                      ===============  ==============


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts Payable                                          755,429         508,490
   Accounts Payable - Related Party                          355,743         318,243
   Accrued Liabilities                                       891,920         172,572
   Current Portion of Capital Leases                          47,022          54,626
   Current Portion of Long Term Debt                         119,881         191,686
   Notes Payable - Convertible Debentures                    130,000             -0-
   Notes Payable                                             500,000         500,000
   Notes Payable - Related Party                             212,663         106,000
                                                      ---------------  --------------

Total Current Liabilities                                  3,012,658       1,851,617
                                                      ---------------  --------------


                                      F - 1

                            FOREFRONT, INC. AND SUBSIDIARY
                      (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                           (A DEVELOPMENTAL STAGE COMPANY)
                        UNAUDITED CONSOLIDATED BALANCE SHEETS


LONG TERM LIABILITIES
   Long Term Debt                                            270,000             -0-
   Long Term Capital Lease Liability                             -0-             -0-
   Commitments and Contingencies - Note 5                        -0-             -0-
                                                      ---------------  --------------

Total Long Term Liabilities                                  270,000             -0-
                                                      ---------------  --------------

Stockholders' Equity (Deficit)
   Class A - Preferred Stock, $0.001 par value,
     200,000 shares authorized, issued and
     outstanding 1,000,000 shares                                200             200
Stock Options                                                130,938
Common Stock, $0.001 par value, 200,000,000
   shares authorized, 18,283,591 shares issued
   and outstanding, and 15,090,011 outstanding,
   respectively                                               18,284          15,091
Additional Paid In Capital                                 8,472,940       8,070,386
   Deficit accumulated during the development stage       (5,730,845)     (2,014,224)
                                                      ---------------  --------------

Total Stockholders' Equity (Deficit)                       2,891,517       6,071,453
                                                      ---------------  --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 6,174,175       7,923,070
                                                      ===============  ==============

                              FOREFRONT, INC. AND SUBSIDIARY
                         (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                              (A DEVELOPMENTAL STAGE COMPANY)
                           CONSOLIDATED STATEMENTS OF OPERATIONS


                                            FOR THE THREE MONTHS ENDED      INCEPTION TO
                                         MARCH 31, 2001   MARCH 31. 2000   MARCH 31, 2001
REVENUE
  Sales                                             -0-                            20,831
  Interest                                          -0-                             6,916
  Other Income                                    7,921              -0-            7,921
                                         ---------------  ---------------  ---------------

Total Revenue                                     7,921              -0-           35,668
                                         ---------------  ---------------  ---------------

EXPENSES
  Selling, General and Administrative           358,542            3,894        4,103,209
  Research and Development                          -0-                         1,307,340
  Depreciation and Amortization                 694,911                         2,746,026
                                         ---------------  ---------------  ---------------

Total Expenses                                1,053,453            3,894        8,156,575
                                         ===============  ===============  ===============


OTHER INCOME
  Gain (Loss) on Disposition of Assets         (105,097)             -0-         (113,553)
                                         ---------------  ---------------  ---------------


NET (LOSS) BEFORE MINORITY SHARE             (1,150,629)          (3,894)      (8,234,460)

LESS:  MINORITY SHARE OF OPERATIONAL
  LOSSES                                                                        2,503,615

NET (LOSS)                                   (1,150,629)          (3,894)      (5,730,845)
                                         ===============  ===============  ===============

BASIC AND FULLY DILUTED LOSS PER SHARE              (01)             (00)

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                         24,076,037       10,028,500
                                         ===============  ===============

                               (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                                    (A DEVELOPMENTAL STAGE COMPANY)
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FOR THE THREE MONTHS ENDED MARCH 31, 2001, 2000


                                                        FOR THE THREE MONTHS ENDED       INCEPTION TO
                                                      March 31, 2001   March 31, 2000   March 31, 2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                  (1,150,629)          (3,894)      (8,234,460)
Adjustment to reconcile net loss to net cash
   used in operating activities                             (105,097)             -0-         (105,097)
Minority interest in net loss of consolidated
   subsidiary - net of capital                                   -0-              -0-        1,222,385
Depreciation and Amortization                                821,140              -0-        2,872,255
Loss on disposition of assets                                105,097              -0-          113,553
Expenses in-kind                                                 -0-              -0-            3,300
   Changes in operating assets & liabilities
   Decrease and (increase) in due from related party           2,395              -0-          (55,826)
   Increase in accounts receivable                           (22,600)             -0-          (43,431)
   Increase in prepaid expenses                             (320,557)             -0-         (320,557)
   Increase in employee advances & loans                     (76,220)             -0-         (183,119)
   Increase in deposits                                          -0-              -0-           (2,654)
   (Decrease) and increase in accounts payable               (32,672)            (813)       1,048,209
   Increase in accrued liabilities                           162,077              -0-          896,065
   Increase in accounts payable - related party                7,500            3,000            7,500
Decrease in accrued interest                                     -0-              -0-           (3,124)
                                                      ---------------  ---------------  ---------------

Net cash (used) provided in operating activities            (609,566)          (1,707)      (2,785,001)

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                           -0-              -0-         (405,646)
   Intangible asset expenditures                                 -0-              -0-         (179,416)
                                                      ---------------  ---------------  ---------------

Net cash (used) in investing activities                            0              -0-         (585,062)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from notes payable                               243,000              -0-        1,063,000
   Payments on long-term debt                                 (2,995)             -0-          (27,778)
   Capital lease payments                                     (7,000)             -0-          (28,129)
   Issuance of common stock                                    2,868              -0-          248,830
   Capital contribution                                      370,394              780          370,394
Cost of Capital                                                  -0-              -0-          (15,000)
   Proceeds from equity investors net of issue costs             -0-              -0-        1,761,611
   Other financing activities                                    -0-              -0-              -0-
                                                      ---------------  ---------------  ---------------

Net cash provided by financing activities                    606,267              -0-        3,372,928

NET INCREASE (DECREASE) IN CASH                               (3,299)            (927)           5,260
Cash - beginning of period                                     8,559             1283              -0-
                                                      ---------------  ---------------  ---------------

CASH - END OF PERIOD                                           5,260              356            5,260
                                                      ===============  ===============  ===============

NON-CASH  OPERATING  ACTIVITIES
-------------------------------
For the quarter ended March 31, 2001, the Company issued 1,371,877 shares of stock for services to be provided to the Company in the future.

For the quarter ended March 31, 2001, the Company issued 1,142,860 shares of stock for equity financing.

                          FOREFRONT, INC. AND SUBSIDIARY
                    (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                         (A DEVELOPMENTAL STAGE COMPANY)
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001


                                               COMMON STOCK       PREFERRED STOCK
                                          ----------------------  ---------------
ADDITIONAL PAID IN CAPITAL                   SHARES      AMOUNT   SHARES   AMOUNT
--------------------------                ------------  --------  -------  ------
Balance December 31, 2000                  77,528,055    77,529   200,000     200
8,100,265

Adjust December 2000 stock balance
to include stock that was issued but not
recorded                                   38,802,875    38,802
54,691

Forefront, Inc. had a 5/1 Reverse Split   (94,275,416)  (94,275)


Common Shares Issued in Private
Placement January, 2001                     2,656,200     2,656
1,143

Cancellation of Common Shares
issued in Private Placement                (7,800,000)   (7,800)
0

Common Shares Issued in Private
Placement February 2001                       800,000       800
236,720

Common Shares Issued in Private
Placement March 2001                          160,000       160
24,832

Common Shares Issued in Private
Placement March 2001                          140,000       140
19,824

Common Shares Issued in Private
Placement March 2001                          121,877       122
7,490

Common Shares Issued in Private
Placement March 2001                          150,000       150
27,975                                    ------------  --------  -------  ------


Net Operating Loss

TOTALS                                     18,283,591    18,284   200,000     200
                                          ============  ========  =======  ======
8,472,940
200

                            FOREFRONT, INC. AND SUBSIDIARY
                      (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                           (A DEVELOPMENTAL STAGE COMPANY)
              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE THREE MONTHS ENDED MARCH 31, 2001


                                   DEFICIT ACCUMULATED
                  ADDITIONAL           DURING THE
               PAID IN CAPITAL     DEVELOPMENTAL STAGE
             --------------------  -------------------
                     8,100,265             (4,580,216)


                       54,691


                       1,143


                           0


                     236,720


                      24,832


                      19,824


                       7,490


                      27,975
             --------------------  -------------------
                                           (4,580,216)

                                           (1,150,629)
                                   -------------------

                   8,472,940               (5,730,845)
             ====================  ===================

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2001

                      (Unaudited - Prepared by Management)


1.     ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on July 13, 1998, with the authorized common shares of 200,000,000 shares at $0.001 par value. Although the Company was organized for the purpose of acquiring and developing mineral properties, it disposed of its mineral properties and acquired 57% of Web Partners, Inc. (WPI) during March 2000, and the remaining 43% in May 2000. WPI, a Florida Corporation formed in September 1998, is a development-stage company with its core business focused on the research and development of new web-based technologies. As part of the merger transaction, WPI was dissolved into the Company and a new Nevada corporation (Forefront Technologies, Inc.) was simultaneously formed and carries on in place of WPI. Since its inception, the Company has completed a series of Regulation D offerings of 12,028,500 shares of its capital stock for cash. In March 2000 it exchanged 4,000,000 shares of stock for its 57% interest in WPI. In addition, 4,000,000 shares were returned to treasury in March 2000 and canceled. In May, 2000 the Company issued 3,024,754 shares for the remaining 43% of WPI. In August 2000, the Company issued 4,500,000 shares in two separate transactions that were never funded. The 4,500,000 shares were returned and canceled in October 2000. On November 16, 2001 the Company completed a Five-For-One forward stock split resulting in tax issuance of 61,360,044 shares. Authorized common shares were increased to 800,000,000 shares. On January 09, 2001, the Company announced a Five-For-One reverse stock split resulting in a decrease of issued/outstanding shares to 23,568,854.The authorized common shares were decreased to 200,000,000 shares. The Company issued 2,514,737 shares in the past quarter as compensation to various companies and individuals for services to the company.

2.     BASIS  OF  PRESENTATION

The accompanying unaudited balance sheets of Forefront, Inc. (the "Company") (a development stage company, and the unaudited statements of operations and unaudited statements of cash flow for the three months ended March 31, 2001 and 2000 have been prepared by the Company's management and they do not include all information and notes to the financial statements necessary for a complete presentation of the financial position, results of operations,

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.

Operating results for the quarter ended March 31, 2001, are not necessarily indicative of the results that can be expected for the year ending June 30, 2001, in part because of serious cash flow deficiencies the Company experienced during the past several months.

3.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Accounting  Methods

The Company and WPI (now Forefront Tech) recognize income and expenses based on the accrual method of accounting. Forefront Tech - WPI revenue recognition practices will conform to appropriate software revenue recognition standards.

Dividend  Policy

The  Company  has  not  yet  adopted  a  policy  regarding payment of dividends.

Income  Taxes

On June 30, 2000, the Company had a net loss carry forward of $4,517,839. These losses, in addition to current period losses of $3,716,621 will be available to offset income in future years. The Company has fully reserved the tax benefit of these losses. As part of the acquisition of 57% of the outstanding stock of WPI on March 15, 2000, the

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


Company also has available approximately $2,205,000 of net operating loss carry forwards that are subject to certain annual limitations under Internal Revenue Code. These losses were incurred prior to the ownership change.

Loss  per  Share

Loss per share amounts are computed based on the weighted average number of shares actually outstanding using the treasury stock method in accordance with FASB Statement No. 128.

Foreign  Currency  Translation

Part of the transactions of the Company in 2000 and 1999 were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. All WPI transactions have been in US dollars.

4.     GOING  CONCERN

The Company and Forefront Tech will need additional working capital to be successful in its planned activity and therefore continuation of the Company as a going concern is dependent upon obtaining additional working capital. Management of the Company and Forefront Tech have developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company and Forefront Tech to operate for the coming years. Due to the market conditions, this strategy has been slow in execution, and accordingly, the Company has run out of cash.

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


As discussed in more detail under "Managements Discussion and Analysis", the Company is in immediate need of capital due to significant cash flow deficiency and may not continue as a going concern. The Company has no cash to run its operation. In short, the Company requires an immediate cash infusion or may have to suspend operations, with one alternative being to seek protection under the appropriate Federal Bankruptcy procedures. Should the Company be unable to continue as a going concern, the assets and liabilities listed in the accompanying financial statements would require restatement on a liquidation basis , which would differ materially from the values as a going concern.

5.     COMMITMENTS  AND  CONTINGENCIES

As part of the merger agreement with Web Partners, Inc. on May 25, 2000, the Company is obligated to make its best efforts to implement a stock option plan and match, in similar terms, the options previously available to Web Partners, Inc. shareholders and vendors approximating 2,041,000 options. The Web Partners plan was terminated at the merger date. The Company has not yet completed the required Securities and Exchange Commission filings as of the balance sheet date. Accordingly, no new options have been granted. This contingency may affect the reported acquisition costs of Web Partners, Inc. in the future when the stock option grants are issued.

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS


This Form 10-QSB contains forward-looking statements. The words "anticipate", "believe", "expect", "plan", "intend", "estimate", "project", "could", "may", "foresee", and similar expressions identify forward-looking statements that involve risks and uncertainties. You should not place undue reliance on forward-looking statements in this Form 10-QSB because of their inherent uncertainty. The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto and other financial information included in this Form 10-QSB and our Form 10-KSB filed November 14, 2000. Actual results could differ materially from the results discussed in the forward-looking statements.

Plan  of  Operation  -  Background

Forefront, Inc. (the "Company"), was formerly named Anyox Resources, Inc. ("Anyox"). Anyox, a Nevada corporation, was formed in 1998 and operated as an early development state company until March 2000 when it acquired 57% of Web Partners, Inc. ("WPI"), a Florida corporation. The remaining 43% minority interest was subsequently acquired in May 2000. At that time, WPI was merged into a subsidiary of Anyox; Forefront Technologies, Inc. ("Forefront Tech") which took on the assets, liabilities and business of WPI. Anyox changed its name to Forefront, Inc. At that time, Forefront Tech

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


(formerly WPI) was an early development stage company, which was formed in September 1998 and began operations in August 1999. Forefront Tech's core business is focused on the research and development of new web-based technologies. Forefront Tech also provides creative production services in connection with developing online 30-second commercial spot advertisements. Forefront Tech had accumulated approximately $4,517,839 in deficits through June 30, 2000. Due to minority interest accounting, the Company reported only
$2,014,224  of  this  accumulated  deficit  at  June  30,  2000.

The major spending areas comprising the approximately $4,500,000 of Forefront Tech deficits at June 30, 2000 include advertising expenses of $162,000 and other selling, general, and administrative expenses of $2,500,000, research and development cost approximated $1,200,000 and depreciation and amortization $624,000.

Forefront Tech's technology toolkit is designed to deliver a complete online advertising platform. The toolkit is comprised of a 30-second online commercial spot system, called a CyberSpot, and is in the process of completing an audience measurement and commercial delivery verification system, called Delivery Verification Technology ("DVT"). CyberSpots are Web-based interactive multi-media commercial spots , which use Forefront Tech's Instant On User Interface ("IOUI") technology , which enables the spot to reach the audience quickly and with minimal disruptions. DVT provides an online advertising measurement system that verifies audience reach and spot delivery.

Forefront Tech intends to generate revenue from licensing fees, creative/production fees and a technology license based on a cost-per-play model. Forefront Tech plans to produce and

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


distribute CyberSpot production software that will enable global production of CyberSpots by advertisers, agencies and web development firms. WPI plans to license its family of technologies within the U.S., Asia and Europe.

Forefront Tech's revenue model currently focuses on four distinct revenue drivers: (1) the development of CyberSpot ads; (2) the delivery of CyberSpot ads; (3) CyberSpot enterprise licensing; (4) CyberSpot reseller licensing; and
(5)  DVT  licensing.

Each revenue driver has associated variable expenses. Ad production variable costs are comprised entirely of human resources. A certain number of personnel are needed to produce and test each ad. The CyberSpot per play variable cost is comprised of the fee charged by the ad delivery strategic partner. DVT variable costs are also comprised entirely of human resources. The DVT team will be responsible for marketing the DVT technology and identifying addition applications for the technology. Development of the toolkit is the largest expense item included in the operating expenses. Executive and operational team salaries and benefits, CyberSpot licensee technical support, legal fees and advertising also account for a significant portion of the operating expenses.

Results  of  Operations:

     Revenue

The Company was involved in the exploration and development of mineral properties. Since inception the property has

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


generated no revenue and the property was never developed because of the lack of financing. The Company's future revenue stream is based on its 100% owned subsidiary Forefront Tech. Forefront Technologies has begun producing revenue however, revenues are still not sufficient to cover operating expenses. Forefront Tech has contracts and orders from customers. In addition, Forefront Tech is presently producing commercial spot advertisements that may generate future revenue. The Email Advertising Channel looks promising as a revenue source for CyberSpot. Recently published research indicates that email is the most effective Internet advertising vehicle. CyberSpot is particularly well suited for email advertising because CyberSpot opens automatically in many email clients and requires no player, unlike other rich media products. Revenue recognition in 2001 and beyond will depend upon the status of the projects at that time and the applicable revenue recognition accounting standards.

     Expenses

For the three months ended March 31, 2001, the Company and Forefront Tech have recognized expenses of approximately $1,053,453 compared to spending of $3,894 for the period three months ended March 31, 2000. The company and its subsidiary have four full time employees, with Forefront Tech absorbing all personnel and indirect costs.

Although WPI (now Forefront Tech) was organized in 1998, it did not start meaningful operations until July 1999. Personnel and personnel related costs were $172,079 in 2001 and $446,723 in 2000. Although cash flow shortfalls caused the Company to curtail operations during this quarter, it continued to accrue payroll and payroll related expenses for employees who chose to continue to work and accept payment at a later date.

                              FOREFRONT TECH, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


The employees worked at their own will while continuing to look for employment elsewhere. Legal, accounting, and other professional consulting fees were $161,619 in 2001 and $44,472 in 2000. In addition, the Company recognized approximately $694,911 of depreciation and amortization in 2001, and $708,088 in 2000. The $694,911 consists principally of the amortization of goodwill related to the acquisition of Forefront Tech/WPI. The selling, general and administrative expenses were $358,542.

     Liquidity  and  Capital  Resources

The Company and WPI individually financed their operations to date with a series of Regulation D offerings of their respective shares of capital stock, generally for cash. The Company's March 2000 private placement was for 2,250,000 at $0.85 per share with proceeds of $1,912,500. Prior to the merger, WPI raised $500,000 in the form of bridge financing from a shareholder group. The Company and the shareholder group have agreed that this bridge loan, having no stated interest rate, will be paid back upon the company raising $3.1 million in capital. The Company has raised a total of $270,000 by issuing convertible corporate debentures with stock warrants from the May Davis Group. The May Davis Group has also committed to fund the company via an equity financing agreement a total amount of $10 million within a 30 month period following the approval of the SB-2 filed with the Securities and Exchange commission.

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


The combined operations had a net working capital deficit of $2,891,517 at March 31, 2001. The current liabilities of $3,012,658 at March 31, 2001 include $500,000 of past due bridge financing from a shareholder group, $190,000 of bridge financing from two company founders, $30,000 of bridge financing from a director and a business associate of a director. It also includes $355,743 payable to a Forefront Tech consulting firm founded by this same director. This consulting has been in the areas typical to a development stage company and has included assistance with business plan development, pricing models, and intellectual property. These services were contracted for in the ordinary course of business, prior to the director being appointed to the Company's board of directors, and management believes the pricing and terms were as favorable as that which could have been obtained from an independent third party.

Also included in other liabilities at March 31, 2001 was $891,920 of payroll related liabilities. The Company has been unable to fund employee payrolls since early July, 2000, but continues to accrue payroll for those employees continuing to work and for employees with contractual obligations.

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


The Company's estimated monthly cash requirements approximate $125,000. However, like most other development stage companies, Forefront Tech has generated minor revenues and the company may not generate enough revenues from operations for a number of quarters to fund its operations. The company experienced severe cash flow deficiencies starting in June 2000 and effectively ran out of money during the summer of 2000.

The Company is in immediate need of capital due to significant cash flow deficiency and may not continue as a going concern. The company has no cash to run its operation. Each week it continues to build up additional past due payroll and vendor liabilities. In short, the Company requires an immediate cash infusion or may have to suspend operations, with one alternative being to seek protection under the appropriate Federal Bankruptcy procedures. In the company goes into Chapter 11, existing shareholder investments may be diluted substantially or be completely lost through satisfaction of creditor claims. If a Chapter 11 reorganization is not successful, the company may be forced into Chapter 7, in which case shareholders may lose their investment completely.

In recognition of this issue, the company is continually searching for sources of additional financing and pursuing venture capital investors. Although the competition for funding is strong, the Company believes it has unique, protectable technology. It also believes its public status will be appealing for potential venture capital investors to execute their respective exit strategies. Should the Company be unable to continue as a going concern, the assets and liabilities listed in the accompanying financial statements would require restatement on a liquidation basis, which would differ materially from the values as a going concern.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

     (a) Section 78.7502 of the Nevada Business Corporation Act, as may be amended or replaced, provides that each corporation shall have the following powers:

          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner , which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, or itself create a presumption that the person did not act in good faith and in a manner , which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agents is proper in the circumstances. The determination must be made:

               (a)  By  the  stockholders;

               (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

               (d) If a quorum consisting of two directors were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide, as may be amended from time to time, that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

          7. The registrant's articles of incorporation limit liability of its officers and directors to the full extent permitted by the Nevada Business Corporation Act.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The Company estimates that its expenses in connection with this Registration Statement will be as follows:

SEC  registration  fee . . . . . . . . . . . .    $4,000
Legal  fees  and  expenses . . . . . . . . . .    $150,000
Accounting fees and expenses . . . . . . . . .    $5,000
Miscellaneous . . . . . . . . . . . . . . . .     $10,000

                                                  ========
                                                  $169,000

ITEM  26.   RECENT  SALES  OF  UNREGISTERED  SECURITIES

In March 2000, the Company concluded a private placement offering of its Common Stock. On completion of the offering, a total of 2,250,000 shares of its Common Stock were issued at $0.85 per share for total proceeds of $1,912,500.00. The investors are believed to be accredited investors who reside outside of the United States.

In March 2000, the Company entered into a Share Exchange Agreement with Web Partners, Inc. ("WPI") and two of its primary shareholders, (Messrs, Gray and Wade). The Agreement provided for the Company to acquire WPI. Under the Agreement, Messrs. Gray and Wade each exchanged 1,000,000 shares of their WPI stock for 2,000,000 shares of restricted common stock of the Company (4,000,000 total shares).

In May 2000, as part of the Share Exchange Agreement and Agreement and Plan of Merger between the Company and WPI, the Company exchanged its Common Stock for the remaining Common Stock of WPI. Each share of WPI was exchanged for two shares of the Company. The Company issued a total of 6,947,254 shares of common stock to former shareholders of WPI (including Messrs. Gray and Wade). The offer and issuance was exempt from registration under Rule 506 of Regulation D of the Act.

In early 2000, we entered into an agreement involving the sale of 250,000 shares of stock to Albany Partners, an overseas accredited investor, with certain alleged registration rights, which would have required the shares to be included in this registration but for a default by the investor.

The above transactions were undertaken with persons believed to be accredited investors and under Section 4(2) of the Securities Act of 1933, as amended among other possible exemptions.

ITEM  27.  EXHIBITS
                              INDEX TO EXHIBITS

   No.     Description                                                           Page No.
---------  -----------                                                           --------
     2.1*  Share Exchange Agreement

    2.2**  Agreement and Plan of Merger

   3.1***  Amended and Restated Articles of Incorporation

 3.2*****  Amended and Restated Bylaws

 4.1*****  Specimen Stock Certificate for Shares of Common Stock of the Company

   4.2***  Class A Preferred Stock Designation of Rights and Preferences

      5.1  Form of Opinion re: Legality of Law Offices of
           Richard Rossi, P.A.  (under Exhibit 23.1)

10.1*****  Technology & Dispute Resolution Consulting, Inc. Agreement

     10.2  Lease

10.3*****  Employment Contract with Santu Rohatgi

10.4*****  Employment Contract with Wyly Wade

10.5*****  Employment Contract with Mark Gray

     10.6  Equity Line of Credit Agreement with Spinneret Financial Services, Ltd.

     10.7  Registration Rights Agreement with Spinneret Financial Services, Ltd.


                                       32

     10.8  Form of Debenture, $250,000 funding.

     10.9  Registration Rights Agreement form as to $250,000 funding.

    10.10  Form of Warrant by Company.

     23.1  Consent of Experts and Counsel- Consent of Counsel

     23.2  Consent of Experts and Counsel- Consent of Accountant

     27.1  Financial Data Schedule

* Filed as an Exhibit to a report by the Company on a Form 8-K, filed March 30, 2000, and incorporated herein by this reference.

** Filed as an Exhibit to a report by the Company on a Form 8-K, filed June 8, 2000, and incorporated herein by this reference.

*** Filed as an Appendix to the Company's Definitive Proxy Statement, filed April 25, 2000, and incorporated herein by this reference.

**** Filed as an Exhibit to a report by the Company on a Form 8-K, filed March 21, 2000, and incorporated herein by this reference.

***** Filed as an Exhibit to a report by the Company on Form 10-KSB for the year ended June 30, 2000, and incorporated herein by reference.


ITEM  28.  UNDERTAKINGS

RULE  415  OFFERING.  The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information in the plan of distribution.

(2) For determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, in the State of Florida on May 30, 2001.

FOREFRONT,  INC.

By:  /s/  Santu Rohatgi
          -------------
Santu Rohatgi, President
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


SIGNATURE                             TITLE                             DATE
                                    (Capacity)

/S/Santu Rohatgi     President, Chief Financial Officer,           May 30, 2001
-------------------  Treasurer and Director

Santu Rohatgi        (Principal Executive Officer, Principal
                     Financial and Accounting Officer,
                     and Director)

/S/  Bruce  Benson    Director                                     May 30, 2001
-------------------
Bruce  Benson        (Director)


/S/  David  Kennedy   Director                                     May 30, 2001
-------------------
David  Kennedy       (Director)